Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of LumiraDx Limited on Amendment No. 1, (File No. 333-257745), to Form F-4 of our report dated January 8, 2021, except for the second paragraph in Note 7 as to which the date is April 20, 2021, with respect to our audit of the financial statements of CA Healthcare Acquisition Corp. (“Company”) as of December 31, 2020 for the period October 7, 2020 (inception) through December 31, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, which report appears in the Proxy Statement/ Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/ Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 19, 2021